E-438

ARRANGEMENT AGREEMENT

between

VIREXX MEDICAL CORP.

and

ALTAREX MEDICAL CORP.

Dated as of October 15, 2004

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Number and Gender	7
1.3	Deemed Currency	8
1.4	Interpretation	8
1.5	Article References	8
1.6	Statute References	8
1.7	Limitations on Certain Terms	8
1.8	References to Date	8
1.9	Date for any Action	8
1.10	Governing Law	8
1.11	Attornment	8
1.12	Accounting Matters	9
1.13	Material	9
1.14	Disclosure	9
1.15	Reasonable Commercial Efforts	9
1.16	Incorporation of Schedules	9
ARTICLE 2 THE ARRANGEMENT		10
2.1	General	10
2.2	Steps to be taken by ViRexx and AltaRex	10
2.3	Petition	11
2.4	ViRexx and AltaRex Securityholders’ Meetings	11
2.5	Information Circular	11
2.6	ViRexx and AltaRex Board Recommendations and Fairness Opinions	12
2.7	Dissenting Shares	13
2.8	Final Order	13
ARTICLE 3 PUBLICITY		13
3.1	Publicity	13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		14
4.1	With Respect to ViRexx	14
4.2	With Respect to AltaRex	14
4.3	No Other Representations or Warranties	14
ARTICLE 5 COVENANTS OF VIREXX		15
5.1	Covenants of ViRexx	15
ARTICLE 6 COVENANTS OF ALTAREX		20
6.1	Covenants of AltaRex	20
ARTICLE 7 MUTUAL COVENANTS		25
7.1	Recommendations of the Boards	25
7.2	Covenant Regarding Non-Solicitation	25
7.3	Notice of Superior Proposal Determination	26
7.4	Access to Information	27

-ii-
7.5	Covenant to Effect the Plan of Arrangement	27
ARTICLE 8 CONDITIONS PRECEDENT		27
8.1	Mutual Conditions Precedent	27
8.2	Conditions to Obligations of AltaRex	29
8.3	Conditions to Obligations of ViRexx	31
8.4	Notice and Cure Provisions and Effect of Failure to Comply with Conditions	33
8.5	Satisfaction of Conditions	33
8.6	Indemnities	33
ARTICLE 9 AGREEMENT AS TO NON-COMPLETION FEE		34
9.1	Arrangement Not Approved	34
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		35
10.1	Termination	35
10.2	Amendment	35
10.3	Waiver	36
ARTICLE 11 CLOSING		36
11.1	Closing Date	36
11.2	Effect of Closing	36
11.3	Place of Closing	36
11.4	Other Closing Matters	36
ARTICLE 12 GENERAL PROVISIONS		36
12.1	Notices	36
12.2	Time of Essence	37
12.3	Entire Agreement	37
12.4	Assignment	38
12.5	Binding Effect	38
12.6	Further Assurances	38
12.7	Severability	38
12.8	Costs	38
12.9	Counterpart Execution	39
SCHEDULE A - DEFINITIONS		A-1
SCHEDULE B - REPRESENTATIONS AND WARRANTIES OF VIREXX		B-1
SCHEDULE C - REPRESENTATIONS AND WARRANTIES OF ALTAREX		C-1

ARRANGEMENT AGREEMENT

MEMORANDUM OF AGREEMENT made and entered into as of October 15, 2004.

BETWEEN:

VIREXX MEDICAL CORP., a body corporate existing under the laws of the Province of Alberta with its head office in the City of Edmonton, in the Province of Alberta

(hereinafter called “ViRexx”)

AND

ALTAREX MEDICAL CORP., a body corporate existing under the laws of the Province of Alberta with its head office in the City of Edmonton, in the Province of Alberta

(hereinafter called “AltaRex”)

WHEREAS upon the terms and subject to the conditions set out in this Agreement, the parties hereto intend to combine the assets and operations of ViRexx and AltaRex through an exchange of newly issued ViRexx Common Shares with all existing AltaRex Common Shareholders such that AltaRex shall become a wholly owned subsidiary of ViRexx;

AND WHEREAS the committee of independent directors of the boards of directors of each of ViRexx and AltaRex have, after each having received a fairness opinion from McNally Valuations Inc. and from Orion Securities Inc., respectively: (i) determined that the transactions contemplated by this Agreement are fair and in the best interests of ViRexx and AltaRex and the ViRexx and AltaRex Securityholders; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the ViRexx and AltaRex Securityholders vote in favour of the transactions contemplated by this Agreement;

AND WHEREAS in furtherance of the transactions contemplated by this Agreement, this Agreement provides for the Arrangement and the boards of directors of AltaRex and ViRexx have each resolved to submit the Plan of Arrangement and their respective arrangement resolution to the AltaRex Securityholders at the AltaRex Securityholders’ Meeting and to the ViRexx Securityholders at the ViRexx Securityholders’ Meeting respectively and to the Court;

AND WHEREAS it is intended that the Arrangement be effected under Section 193 of the ABCA pursuant to the Plan of Arrangement and upon the terms and subject to the conditions set forth herein;

AND WHEREAS ViRexx and AltaRex will, following the reorganization, carry on business in a parent and subsidiary relationship;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)	“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9 as now in effect and as it may be amended from time to time prior to the Effective Date;

(b)
“Acquisition Proposal” means any bona fide proposal with respect to: (i) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or business combination involving ViRexx or AltaRex or any of their subsidiaries; (ii) any acquisition by any Person of assets representing more than 20% of the book value (on a consolidated basis) of the assets of ViRexx or AltaRex and their subsidiaries (or any other arrangement having the same economic effect as a sale) in a single transaction or a series of related transactions; and (iii) any acquisition by any Person of beneficial ownership of more than 20% of ViRexx or AltaRex Common Shares or other securities of ViRexx or AltaRex or any of their subsidiaries then outstanding;

(c)
“Agreement” means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof’, “herein”, “hereunder”, “herewith” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(d)	“AltaRex” means AltaRex Medical Corp.;

(e)	“AltaRex Arrangement Resolution” means the special resolution of the AltaRex Securityholders approving the Plan of Arrangement, as required by the Interim Order and applicable Laws;

(f)	“AltaRex Common Shares” means the voting common shares in the capital of AltaRex;

(g)
“AltaRex Financial Statements” means the interim financial statements of AltaRex as at and for the quarter ended September 30, 2004 and the audited financial statements of AltaRex Corp. for the years ended December 31, 2003 and December 31, 2002;

(h)	“AltaRex Governing Documents” means the certificate, and articles and by-laws of AltaRex as of the date hereof;

(i)
“AltaRex Options” means the stock options issued to existing and former directors, senior officers, employees and consultants of AltaRex and its subsidiaries permitting the holders thereof to purchase an aggregate of up to 4,777,500 AltaRex Common Shares, at the exercise prices and for the terms and quantities disclosed to ViRexx in writing prior to the date hereof;

(j)	“AltaRex Public Documents” means all documents or information filed by or on behalf of AltaRex in compliance with or intended compliance with Applicable Laws;

(k)	“AltaRex Securityholders” means, collectively, holders of issued and outstanding AltaRex Common Shares;

(l)
“AltaRex Securityholders’ Meeting” means the special meeting of AltaRex Securityholders to be called to, among other things, consider and, if determined advisable, approve the Arrangement in accordance with the Interim Order, and any adjournments thereof;

(m)	“AltaRex Stock Option Plan” means the Stock Option Plan of AltaRex approved by the shareholders of AltaRex on February 2, 2004;

(n)	“AltaRex Subsidiaries” means AltaRex US, Corp. which is a wholly-owned subsidiary of AltaRex;

(o)
“AltaRex Warrants” means the right of the holder of the United Convertible Note to convert such Note into AltaRex Common Shares, and 6,850,000 common share purchase warrants of AltaRex, each of which entitles the holder to acquire, subject to adjustment, one AltaRex Common Share, exercisable at prices between $0.50 and $2.00 per share, of these warrants 6,130,000 will expire on October 20, 2004 leaving 720,000 warrants issued and outstanding as of October 21, 2004;

(p)	“Applicable Laws” means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges, including the TSX and TSXV;

(q)
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms hereof and/or of the Plan of Arrangement or made at the direction of the Court in the Final Order;

(r)
“Articles of Arrangement” means one or more articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made so as to give effect to the Arrangement;

(s)
“Break Fee” means an amount equal to the amount of expenses and costs that ViRexx or AltaRex has incurred in connection with the Arrangement and associated matters, not to exceed $150,000 which AltaRex will pay to ViRexx or ViRexx will pay to AltaRex as is further described in Article 9;

(t)
“Business Day” means any day on which commercial banks are generally open for business in Edmonton, Alberta other than a Saturday, a Sunday or a day observed as a holiday (i) in Edmonton, Alberta under the laws of the Province of Alberta; or (ii) under the federal laws of Canada;

(u)	“Claim” has the meaning ascribed thereto in Section 8.6;

(v)	“Closing” means the closing of the Arrangement;

(w)	“Closing Date” has the meaning ascribed thereto in Section 11;

(x)	“Closing Time” means 10:00 a.m. (Edmonton time) on the Closing Date unless otherwise agreed in writing by ViRexx and AltaRex;

(y)	“Confidentiality Agreement” means the confidentiality agreement between ViRexx and AltaRex dated June 3, 2004 in respect of information relating to ViRexx or AltaRex;

(z)
“control” means, with respect to control of a body corporate by a person, the holding (other than by way of security) by or for the benefit of that person of securities of that body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate (whether or not securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) provided that such votes, if exercised, are sufficient to elect a majority of the board of directors of the body corporate;

(aa)	“Corporate Laws” means all applicable corporate laws, including the ABCA;

(bb)	“Court” means the Court of Queen’s Bench of Alberta;

(cc)	“Depository” means the Olympia Trust Company, the duly appointed depository in respect of the Arrangement at its principal transfer office in Calgary, Alberta;

(dd)
“Dissent Rights” means any rights of dissent to be granted to certain AltaRex Securityholders in respect of certain portions of the Arrangement Resolution as provided in Section 5 of the Plan of Arrangement and the Interim Order if, as and when ordered to be granted by a Justice of the Court;

(ee)
“Effective Date” means the date shown on the registration statement issued by the Registrar under the ABCA giving effect to the Arrangement, which shall be completed and become legally effective on or before December 20, 2004 as prescribed by the Final Order;

(ff)	“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

(gg)
“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(hh)
“Fairness Opinion” means an opinion that the consideration to be given by ViRexx and received by AltaRex pursuant to the proposed Plan of Arrangement is fair, from a financial point of view, to the ViRexx and AltaRex Shareholders;

(ii)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court prior to the Effective Date, or if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(jj)
“Governmental Entity” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(kk)	“Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), as amended, including the regulations promulgated thereunder

(ll)	“Information Circular” has the meaning ascribed thereto in Section 2.5;

(mm)
“Interim Order” means the interim order of the Court in respect of the Arrangement, as such order may be amended by the Court prior to the Effective Date, containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the AltaRex Securityholders’ Meeting and the ViRexx Securityholders’ Meeting;

(nn)
“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity (including, as applicable, the TSX and the TSXV), statutory body or self-regulatory authority and the term “applicable” with respect of such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(oo)	“Letter of Agreement”means the letter agreement between ViRexx and AltaRex dated September 23, 2004 as amended on September 30, 2004;

(pp)
“Material Adverse Change” means, when used in connection with a Party hereto, any change, effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, title to assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such Party other than any change, effect, event, occurrence or change in a state of facts principally caused by a change, effect, event, occurrence or change in a state of facts in the Canadian or United States economies or financial, currency exchange, securities or commodities markets in general;

(qq)
“Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of ViRexx or AltaRex, as applicable, but shall not include an effect resulting from (i) a matter which has been publicly disclosed or of which the other party has been advised in writing as of September 23, 2004, (ii) conditions affecting biotechnology research and development generally in any of the jurisdictions in which a party holds its assets, (iii) changes in general economic, financial, currency exchange or securities market conditions, or (iv) changes arising from matters consented to or approved in writing by the other party hereto;

(rr)	“misrepresentation” has the meaning ascribed thereto in the Securities Act (Alberta);

(ss)
“Officer Obligations” means any obligations or liabilities of a Party to pay any amount to its officers, directors, employees or consultants, other than for salary, bonuses under existing bonus arrangements, or directors’ fees in the ordinary course, in each case in amounts consistent with historic practices, and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and subject to Corporate Laws;

(tt)	“Outside Date” means December 31, 2004;

(uu)	“Parties” means AltaRex and ViRexx, and “Party”means either one of them;

(vv)
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ww)
“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A annexed hereto, as such plan of arrangement may be amended pursuant to this Agreement, the Plan of Arrangement or made at the direction of the Court in the Final Order;

(xx)	“Registrar” means the Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

(yy)	“Related Party” means any officer, director, employee or consultant of ViRexx or AltaRex, and any associate or affiliate of any of the foregoing persons;

(zz)	“Representatives”, with respect to ViRexx and AltaRex, has the meaning ascribed thereto in Section 7.4;

(aaa)
“Securities Authorities” means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

(bbb)
“Securities Laws” means any applicable Canadian provincial securities laws, United States securities laws, the blue sky or securities laws of the states of the United States and any other applicable securities law;

(ccc)	“subsidiary” has the meaning ascribed thereto in the ABCA;

(ddd)	“Superior Proposal” has the meaning ascribed thereto in Section 7.2;

(eee)	“Termination Date” means the date of termination of this Agreement pursuant to the terms hereof;

(fff)	“TSX” means the Toronto Stock Exchange;

(ggg)	“TSXV” means the TSX Venture Exchange and, as applicable, the NEX board of the TSX Venture Exchange;

(hhh)
“United Convertible Note” means the U.S. $433,310 principal amount of 6% convertible fixed term note, convertible into AltaRex Common Shares at a price of U.S. $0.50 per Common Share issued to United Therapeutics;

(iii)	“United Therapeutics” means United Therapeutics Corporation;

(jjj)	“ViRexx” means ViRexx Medical Corp.;

(kkk)	“ViRexx Arrangement Resolution” means the special resolution of the ViRexx Securityholders approving the Plan of Arrangement, as required by the Interim Order and applicable Laws;

(lll)	“ViRexx Common Shares” means the voting common shares in the capital of ViRexx;

(mmm)
“ViRexx Financial Statements” means the interim financial statements of ViRexx as at and for the quarter ended September 30, 2004 and the ViRexx audited financial statements for the years ended December 31, 2003 and December 31, 2002;

(nnn)	“ViRexx Governing Documents” means the certificate, and articles and by-laws of ViRexx as of the date hereof

(ooo)
“ViRexx Options” means the stock options issued to existing and former directors, senior officers, employees and consultants of ViRexx and its subsidiaries permitting the holders thereof to purchase an aggregate of up to 3,202,218 ViRexx Common Shares, at the exercise prices and for the terms and quantities disclosed to ViRexx in writing prior to the date hereof;

(ppp)	“ViRexx Public Documents” means all documents or information filed by or on behalf of ViRexx in compliance with or intended compliance with Applicable Laws;

(qqq)	“ViRexx Securityholders” means holders of issued and outstanding ViRexx Common Shares;

(rrr)
“ViRexx Securityholders’ Meeting” means the special meeting of ViRexx Securityholders to be called to, among other things, consider and, if determined advisable, approve the Arrangement in accordance with the Interim Order, and any adjournments thereof;

(sss)	“ViRexx Stock Option Plan” means the Stock Option Plan of ViRexx approved by the shareholders of ViRexx on June 17, 2004;

(ttt)
“ViRexx Warrants” means 5,496,500 Series B Warrants dated April 14, 2004 and 5,086,595 Series A Warrants dated December 23, 2003, respectively, each of which entitles the holder to acquire, subject to adjustment, to purchase one half ViRexx Common Share for each of the Series B Warrants and one ViRexx Common Share for each of the Series A Warrants, exercisable at prices between $0.80 and $1.00 per share.

1.2 Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity).

1.3 Deemed Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.4 Interpretation

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.5 Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the specified Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.6 Statute References

References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7 Limitations on Certain Terms

All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief).

1.8 References to Date

All references to the date of this agreement, “the date hereof’ or similar expressions or references shall mean October 14, 2004, except as is expressly provided herein.

1.9 Date for any Action

In the event that any date by or on which an action is required or permitted to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required or permitted to be taken, such action shall be required to be taken by or on the next succeeding day which is a Business Day.

1.10 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.11 Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the choosing of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.12 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles.

1.13 Material

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter, either individually or in the aggregate with other matters, would materially affect a Party or would significantly impede the ability to complete the Arrangement in accordance with this Agreement.

1.14 Disclosure

Where in this Agreement reference is made to disclosure in writing, or disclosed in writing, on or prior to the date hereof, such disclosure shall be made in writing in a separate memorandum, dated the date hereof and signed by an officer of ViRexx or AltaRex, as the case may be, and delivered to the other Party immediately prior to the execution of this Agreement. Such disclosure memoranda, if any, shall make specific reference to the applicable Sections and paragraphs of this Agreement in respect of which such disclosure is made.

1.15 Reasonable Commercial Efforts

Where a Party agrees to use “reasonable commercial efforts” herein, the aggregate maximum expenditure which a Party shall be obliged to incur to satisfy the “reasonable commercial efforts” threshold in any covenant shall be $20,000.00, provided, however, that Common Costs incurred by a Party as contemplated by Section 12.8 shall not be included in such amounts.

1.16 Incorporation of Schedules

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into the Agreement and form part hereof:

Schedule A Plan of Arrangement
Schedule B Representations and Warranties of ViRexx
Schedule C Representations and Warranties of AltaRex

ARTICLE 2
THE ARRANGEMENT

2.1 General

Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable commercial efforts prior to the Effective Time to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to complete the transactions contemplated by this Agreement and the Plan of Arrangement.

2.2 Steps to be taken by ViRexx and AltaRex

(a)	ViRexx and AltaRex covenant that they shall:

(i)
as soon as reasonably practicable, apply jointly to the Court in a manner mutually acceptable to each of them, acting reasonably, under Section 193 of the ABCA, for the Interim Order, providing for, among other things, the calling of the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting and thereafter proceed with and diligently seek the Interim Order;

(ii)
respectively lawfully convene and hold the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting for the purpose of, among other things, considering the ViRexx Arrangement Resolution and the AltaRex Arrangement Resolution, respectively, as soon as reasonably practicable and in any event, on or before December 15, 2004;

(iii)
except to the extent required by a Governmental Entity or a stock exchange having jurisdiction or as specifically contemplated herein, respectively not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting without the prior written consent of the other Party; and

(iv)	subject to obtaining any approvals as are required by the Interim Order, proceed with and diligently pursue the application of the Court for the Final Order.

(b)
Subject to obtaining the Final Order, ViRexx and AltaRex both agree that they shall, with the co-operation and participation of each other, exert reasonable commercial efforts to make such arrangements with the Registrar as may be necessary or desirable to permit the filing with the Registrar of the Articles of Arrangement to be made effective at 12:01 (a.m.) Alberta time on the Effective Date, the Plan of Arrangement and a certified copy of the Final Order.

(c)
In the event that there is a failure to obtain, or if any of Parties reasonably anticipates that there will be a failure to obtain, a consent, order or other approval of a Governmental Entity required in connection with the approval of the Arrangement, then the Parties shall use their reasonable commercial efforts to assist each other to successfully implement and complete any alternative transaction structure that does not have negative financial consequences for any Party. In the event that the transaction structure is modified as a result of any event contemplated pursuant to this Section 2.2(c) or otherwise, the relevant provisions of this Agreement shall forthwith be deemed modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to reflect the revised transaction structure and the parties hereto shall, upon the reasonable request of any party hereto, execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.

2.3 Petition

The parties shall request that the Interim Order provide:

(a)
for the class of persons to whom notice is to be provided in respect of the Arrangement, the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting as well as for the manner in which such notice is to be provided;

(b)
that subject to the requirements of the TSX or the TSXV, the requisite approval for the ViRexx Arrangement Resolution shall be not less than 2/3 of the aggregate votes cast by the holders of ViRexx Common Shares at the ViRexx Securityholders’ Meeting voting together as a single class, present in person or by proxy, and each holder of ViRexx Common Shares shall be entitled to one vote for each ViRexx Common Share;

(c)
that subject to the requirements of the TSX and TSXV, the requisite approval for the AltaRex Arrangement Resolution shall be not less than 2/3 of the aggregate votes cast by the holders of AltaRex Common Shares, at the AltaRex Securityholders’ Meeting voting together as a single class, present in person or by proxy, and each holder of AltaRex Common Shares shall be entitled to one vote for each AltaRex Common Share held;

(d)
that, in all other respects, the terms, restrictions and conditions of the ViRexx Governing Documents and AltaRex Governing Documents, including quorum requirements and all other matters, shall apply in respect of the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting, respectively; and

(e)	for such other matters as the parties may agree, acting reasonably.

2.4 ViRexx and AltaRex Securityholders’ Meetings

ViRexx and AltaRex shall each take all action necessary in accordance with Securities Laws (including making all necessary applications to Canadian securities regulatory authorities that may be necessary to consummate the transactions contemplated by this Agreement, including the Arrangement), other applicable Laws, the ViRexx Governing Documents and AltaRex Governing Documents and any other regulatory authority having jurisdiction over calling, giving notice of, convening and holding the ViRexx Securityholders’ Meeting and AltaRex Securityholders’ Meeting, such meetings to be held no later than December 15, 2004.

2.5 Information Circular

As promptly as practicable after execution of this Agreement, ViRexx and AltaRex shall finalize preparation of the Information Circular (setting forth inter alia the recommendation of ViRexx’s and AltaRex’s boards of directors set forth in Section 2.6(a) and 2.6(c) and the opinions of ViRexx’s and AltaRex’s financial advisors referred to in Sections 2.6(c) and 2.6(d) and shall, on a timely basis, use their reasonable commercial efforts to cooperate in the preparation of all other documents and filings and the seeking and obtaining of all consents, orders and approvals, including regulatory and judicial orders and approvals and other matters reasonably determined by ViRexx and AltaRex to be necessary in connection with this Agreement and the Arrangement. ViRexx and AltaRex shall ensure that the Information Circular and other documents, filings, consents, orders and approvals contemplated by this Section 2.5 are prepared in compliance with, made and/or obtained in accordance with Securities Laws, the ABCA and all other applicable Laws. AltaRex shall mail the Information Circular to the AltaRex Securityholders and to all other persons required by law with respect to the AltaRex Securityholders’ Meeting all in accordance with Securities Laws, other applicable Laws, the AltaRex Governing Documents and the requirements of, as applicable, the TSX or the TSXV or any other regulatory authority having jurisdiction. ViRexx shall mail the Information Circular to the ViRexx Securityholders and to all other persons required by law with respect to the ViRexx Securityholders’ Meeting all in accordance with Securities Laws, other applicable Laws, the ViRexx Governing Documents and the requirements of, as applicable, the TSX or the TSXV or any other regulatory authority having jurisdiction. The term “Information Circular” shall mean such proxy or other required information statement or circular, as the case may be, and all related materials at the time required to be mailed to the ViRexx Securityholders and the AltaRex Securityholders in connection with the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting, respectively and all amendments or supplements thereto, if any. ViRexx and AltaRex each shall use all reasonable commercial efforts to obtain and furnish the information required to be included in the Information Circular. The information to be provided by ViRexx and AltaRex for use in the Information Circular, on both the date the Information Circular is first mailed to ViRexx Securityholders and AltaRex Securityholders and on the date the ViRexx Securityholders’ Meeting and the AltaRex Securityholders’ Meeting are held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made are not misleading and will comply in all material respects with all applicable requirements of law, and each of ViRexx and AltaRex agrees to correct promptly any such information provided by it for use in the Information Circular which has ceased to meet such standard. In any such event, ViRexx and AltaRex shall jointly prepare a supplement or amendment to the Information Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to ViRexx Securityholders and AltaRex Securityholders and/or filed with the relevant securities regulatory authorities, stock exchanges and/or other Governmental Entity.

2.6 ViRexx and AltaRex Board Recommendations and Fairness Opinions

(a)	ViRexx represents that its boards of directors, upon consultation with its advisors, has unanimously determined that:

(i)	the Arrangement is in the best interests of Virexx; and

(ii)	it will unanimously recommend that ViRexx Securityholders vote in favour of the Arrangement, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

(b)	AltaRex represents that its boards of directors, upon consultation with its advisors, has unanimously determined that:

(i)	the Arrangement is in the best interests of AltaRex; and

(ii)	it will unanimously recommend that AltaRex Securityholders vote in favour of the Arrangement, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

(c)
ViRexx represents that its board of directors has received a preliminary opinion from McNally Valuations Inc., that the consideration under the Arrangement is fair from a financial point of view to the ViRexx Securityholders and that such financial advisor has advised it that it will provide a written opinion to such effect before the application for the Interim Order.

(d)
AltaRex represents that its board of directors has received a preliminary opinion from Orion Securities Inc., that the consideration under the Arrangement is fair from a financial point of view to the AltaRex Securityholders and that such financial advisor has advised it that it will provide a written opinion to such effect before the application for the Interim Order.

2.7 Dissenting Shares

Each AltaRex Securityholder whose securities are to be exchanged for ViRexx securities on the effective basis of one-half a ViRexx Common Share for one AltaRex Common Share, as applicable, as a result of the Arrangement may, if such dissent rights are granted by a Justice of the Court, exercise Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Article 5 of the Plan of Arrangement (such holders referred to as “Dissenting Shareholders”). AltaRex shall give ViRexx: (i) prompt notice of any written notices of exercise of rights of dissent, withdrawals of such notices, and any other instruments served pursuant to the ABCA and received by AltaRex; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of ViRexx, except as required by applicable law, AltaRex shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

2.8 Final Order

As promptly as practicable after the receipt of the approval of the AltaRex Securityholders and the ViRexx Securityholders, AltaRex and ViRexx shall jointly apply to the Court for the Final Order.

ARTICLE 3
PUBLICITY

3.1 Publicity

Each of ViRexx and AltaRex shall advise, consult and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written public or private statement with respect to this Agreement, the transactions contemplated hereby or any other matters, from the date hereof until the Effective Time. Neither ViRexx nor AltaRex shall issue any such news release or make any such written public or private statement prior to such consultation, except as may be required by applicable law including, for greater certainty, in order to fulfill ViRexx’s or AltaRex’s continuous disclosure obligations under Securities Laws or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable commercial efforts to consult the others taking into account the time constraints to which it is subject as a result of such law or obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 With Respect to ViRexx

(a)
Representations and Warranties. ViRexx hereby makes to AltaRex the representations and warranties set forth in Schedule “B” to this Agreement and acknowledges that AltaRex is relying upon those representations and warranties in connection with entering into this Agreement.

(b)	Investigation. Any investigation by either AltaRex or its respective advisors shall not mitigate, diminish or affect the representations and warranties of ViRexx made in or pursuant to this Agreement.

(c)	Survival of Representations and Warranties. The representations and warranties of ViRexx contained in this Agreement shall terminate on Closing.

4.2 With Respect to AltaRex

(a)
Representations and Warranties. AltaRex hereby makes to ViRexx the representations and warranties set forth in Schedule “C” to this Agreement and acknowledges that ViRexx is relying upon those representations and warranties in connection with entering into this Agreement.

(b)	Investigation. Any investigation by ViRexx and its advisors shall not mitigate, diminish or affect the representations and warranties of AltaRex made in or pursuant to this Agreement.

(c)	Survival of Representations and Warranties. The representations and warranties of AltaRex contained in this Agreement shall terminate on Closing.

4.3 No Other Representations or Warranties

Except for the representations and warranties contained in this Agreement, neither of the Parties make any other express or implied representation or warranty with respect to any matters not specifically represented herein, including, but not limited to, the results of operations of either Party subsequent to the Closing Date, any taxation matters with respect to the operations of any Party subsequent to the Closing Date, or any other matters with respect to the business or operations of any such Party subsequent to the Closing Date.

ARTICLE 5
COVENANTS OF VIREXX

5.1 Covenants of ViRexx

ViRexx covenants and agrees that, except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)
except as previously disclosed in writing to or with the prior written consent of AltaRex, it shall conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices;

(b)
except as previously disclosed in writing to AltaRex, it shall not, without the prior written consent of AltaRex, which shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)
any of its shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its shares, except pursuant to the exercise of stock options, warrants or other securities convertible into shares currently outstanding which have been disclosed to AltaRex; or

(B)	any of its assets;

(ii)	amend or propose to amend the ViRexx Governing Documents;

(iii)	split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares;

(iv)	redeem, purchase or offer to purchase any of its shares or other securities unless otherwise required by the terms of such securities;

(v)	reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever or otherwise continue ViRexx;

(vi)
acquire, agree to acquire, dispose of or agree to dispose of any person, corporation, partnership, joint venture or other business organization or division or acquire, agree to acquire, dispose of or agree to dispose of any assets, which, in each case, are individually or in the aggregate material;

(vii)
(A) satisfy or settle any claims or liabilities which are individually or in the aggregate material; (B) relinquish any contractual rights which are individually or in the aggregate material; or (C) enter into, modify, or terminate any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

(viii)	grant a security interest in, or any encumbrance on, or in respect of, any of its assets;

(c)	without the prior written consent of AltaRex, it shall not:

(i)
other than as previously disclosed in writing to AltaRex or pursuant to existing employment, termination or compensation arrangements or policies, enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its officers or directors;

(ii)
other than as previously disclosed in writing to AltaRex or pursuant to existing employment, termination or compensation arrangements or policies, in the case of its employees or consultants who are not officers or directors, take any action with respect to the entering into or modifying of any employment, consulting, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; or

(iii)
other than commitments entered into by ViRexx prior to the date of this Agreement, or the costs relating to implementing the transactions contemplated by this Agreement, directly or indirectly, do any of the following: (i) sell, dispose of, transfer, convey, encumber, pledge, surrender or abandon the whole or any part of its assets; (ii) expend or commit to expend more than $25,000 individually or $50,000 in the aggregate with respect to any capital or operating expense or expenses; (iii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, (iv) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice and other than reflected or reserved against in the ViRexx Financial Statements; or (v) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)
except as otherwise disclosed in writing by ViRexx to AltaRex, it shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate have a Material Adverse Effect, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	it shall:

(i)
use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers, employees and consultants as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having material business relationships with it;

(ii)
perform and comply with all material covenants and conditions contained in all contracts, leases, grants, agreements, permits, licences orders and documents governing its assets or to which its assets are subject;

(iii)
not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereby or that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

(iv)
promptly notify AltaRex of any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of its business or in the operation of its business or in the operation of its properties, and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(f)	it will satisfy all Officer Obligations on or prior to the Effective Date;

(g)
it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement prior to the Effective Date without the prior written consent of AltaRex;

(h)
except as previously disclosed in writing to AltaRex, as required by applicable Laws, this Arrangement, it shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to ViRexx or which would have a Material Adverse Effect on ViRexx;

(i)
it shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations that are required to be obtained by it under any applicable Laws;

(iii)
effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Entities in connection with the Arrangement;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Plan of Arrangement;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement; and

(vi)	cooperate with AltaRex in connection with the performance by it of its obligations hereunder;

(j)
it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken that is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement;

(k)
it shall discuss and consider such pre-arrangement steps or amendments to the Plan of Arrangement as may be proposed by AltaRex and implement such pre-arrangement steps or such amendments that it considers to be in the best interests of the ViRexx Securityholders, provided such steps are agreed to in writing by AltaRex;

(l)
it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with Laws;

(m)
it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon;

(n)	it will, jointly with AltaRex, in a timely and expeditious manner, file, proceed with and diligently prosecute an application to the Court for the Interim Order with respect to the Arrangement;

(o)	it will, in a timely and expeditious manner:

(i)	carry out the terms of the Interim Order;

(ii)
prepare, in cooperation and consultation with AltaRex, and file with AltaRex where required by law the Information Circular in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement, ViRexx and AltaRex and not containing any misrepresentation, as defined under such applicable Laws, with respect thereto;

(iii)	solicit proxies for the approval of the Arrangement and related matters in accordance with the applicable Laws and the Interim Order;

(iv)	convene the ViRexx Securityholders’ Meeting as ordered by the Interim Order;

(v)
provide notice to AltaRex of the ViRexx Securityholders’ Meeting and allow AltaRex’s representatives to attend the ViRexx Securityholders’ Meeting unless such attendance is prohibited by the Interim Order; and

(vi)
conduct the ViRexx Securityholders’ Meeting in accordance with the Interim Order, the ViRexx Governing Documents and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

(p)
it will, in a timely and expeditious manner, prepare (in consultation with AltaRex) and file where required by law any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Information Circular with respect to the ViRexx Securityholders’ Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(q)
it will, subject to the approval of the Arrangement at the ViRexx Securityholders’ Meeting in accordance with the provisions of the Interim Order forthwith proceed with and diligently prosecute an application for the Final Order;

(r)	it will forthwith carry out the terms of the Final Order (to the extent within its power);

(s)
it will, except for individual proxies and other non-substantive communications, furnish promptly to AltaRex a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by ViRexx in connection with the Arrangement or the Interim Order, the ViRexx Securityholders’ Meeting or any other meeting of ViRexx Securityholders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

(t)
it will, within two Business Days of ViRexx receiving any written audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that tax assessment is being considered, request for filing of a waiver or extension of time or any other notice in writing relating to taxes, interest, penalties, losses or tax pools (an ‘Assessment”), deliver to AltaRex a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of ViRexx, or the appropriate affiliate, on the assumption that such Assessment is valid and binding;

(u)
it will, subject to the terms hereof, in a timely and expeditious manner, provide to AltaRex all information as may be reasonably requested by AltaRex or as required by the Interim Order or applicable Laws with respect to ViRexx and its business and properties; and

(v)
it will assist and cooperate in the preparation of and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable Securities Laws of Canada and the United States for the issue of securities pursuant to the Arrangement and the resale of such securities (other than by control persons and affiliates and subject to requirements of general application).

ARTICLE 6
COVENANTS OF ALTAREX

6.1 Covenants of AltaRex

AltaRex covenants and agrees that, except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)
except as previously disclosed in writing to or with the prior written consent of ViRexx, it shall conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices;

(b)
except as previously disclosed in writing to ViRexx, it shall not, without the prior written consent of ViRexx, which shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)
any of its shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its shares, except pursuant to the exercise of stock options, warrants or other securities convertible into shares currently outstanding which have been disclosed to ViRexx; or

(B)	any of its assets;

(ii)	amend or propose to amend the AltaRex Governing Documents;

(iii)	split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares;

(iv)	redeem, purchase or offer to purchase any of its shares or other securities unless otherwise required by the terms of such securities;

(v)	reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever or otherwise continue AltaRex;

(vi)
acquire, agree to acquire, dispose of or agree to dispose of any person, corporation, partnership, joint venture or other business organization or division or acquire, agree to acquire, dispose of or agree to dispose of any assets, which, in each case, are individually or in the aggregate material;

(vii)
(A) satisfy or settle any claims or liabilities which are individually or in the aggregate material; (B) relinquish any contractual rights which are individually or in the aggregate material; or (C) enter into, modify, or terminate any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

(viii)	grant a security interest in, or any encumbrance on, or in respect of, any of its assets;

(c)	without the prior written consent of ViRexx, it shall not:

(i)
other than as previously disclosed in writing to ViRexx or pursuant to existing employment, termination or compensation arrangements or policies, enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its officers or directors;

(ii)
other than as previously disclosed in writing to ViRexx or pursuant to existing employment, termination or compensation arrangements or policies, in the case of its employees or consultants who are not officers or directors, take any action with respect to the entering into or modifying of any employment, consulting, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; or

(iii)
other than commitments entered into by AltaRex prior to the date of this Agreement, or the costs relating to implementing the transactions contemplated by this Agreement, directly or indirectly, do any of the following: (i) sell, dispose of, transfer, convey, encumber, pledge, surrender or abandon the whole or any part of its assets; (ii) expend or commit to expend more than $25,000 individually or $50,000 in the aggregate with respect to any capital or operating expense or expenses; (iii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof; (iv) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice and other than reflected or reserved against in the AltaRex Financial Statements; or (v) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)
except as otherwise disclosed in writing by AltaRex to ViRexx, it shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate have a Material Adverse Effect, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	it shall:

(i)
use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers, employees and consultants as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having material business relationships with it;

(ii)
perform and comply with all material covenants and conditions contained in all contracts, leases, grants, agreements, permits, licences orders and documents governing its assets or to which its assets are subject;

(iii)
not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereby or that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

(iv)
promptly notify ViRexx of any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of its business or in the operation of its business or in the operation of its properties, and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(f)	it will satisfy all Officer Obligations on or prior to the Effective Date;

(g)
it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement prior to the Effective Date without the prior written consent of ViRexx;

(h)
except as previously disclosed in writing to ViRexx, as required by applicable Laws, this Arrangement, it shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to AltaRex or which would have a Material Adverse Effect on AltaRex;

(i)
it shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations that are required to be obtained by it under any applicable Laws;

(iii)
effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Entities in connection with the Arrangement;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Plan of Arrangement;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement; and

(vi)	cooperate with ViRexx in connection with the performance by it of its obligations hereunder;

(j)
it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, that is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement;

(k)
it shall discuss and consider such pre-arrangement steps or amendments to the Plan of Arrangement as may be proposed by ViRexx and implement such pre-arrangement steps or such amendments that it considers to be in the best interests of the AltaRex Securityholders, provided such steps are agreed to in writing by ViRexx;

(l)
it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with Laws;

(m)
it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon;

(n)	it will, jointly with ViRexx, in a timely and expeditious manner, file, proceed with and diligently prosecute an application to the Court for the Interim Order with respect to the Arrangement;

(o)	it will, in a timely and expeditious manner:

(i)	carry out the terms of the Interim Order;

(ii)
prepare, in cooperation and consultation with ViRexx, and file with ViRexx where required by law the Information Circular in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement, AltaRex and, to the best of its knowledge, ViRexx and not containing any misrepresentation, as defined under such applicable Laws, with respect thereto;

(iii)	solicit proxies for the approval of the Arrangement and related matters in accordance with the applicable Laws and the Interim Order;

(iv)	convene the AltaRex Securityholders’ Meeting as ordered by the Interim Order;

(v)
provide notice to ViRexx of the AltaRex Securityholders’ Meeting and allow ViRexx’s representatives to attend the AltaRex Securityholders’ Meeting unless such attendance is prohibited by the Interim Order; and

(vi)
conduct the AltaRex Securityholders’ Meeting in accordance with the Interim Order, the AltaRex Governing Documents and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

(p)
it will, in a timely and expeditious manner, prepare (in consultation with ViRexx) and file where required by law any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Information Circular with respect to the AltaRex Securityholders’ Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(q)
it will, subject to the approval of the Arrangement at the AltaRex Securityholders’ Meeting in accordance with the provisions of the Interim Order, forthwith proceed with and diligently prosecute an application for the Final Order;

(r)	it will forthwith carry out the terms of the Final Order (to the extent within its power);

(s)
it will, except for individual proxies and other non-substantive communications, furnish promptly to ViRexx a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by AltaRex in connection with the Arrangement or the Interim Order, the AltaRex Securityholders’ Meeting or any other meeting of AltaRex Securityholders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

(t)
it will, within two Business Days of AltaRex receiving any written audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that tax assessment is being considered, request for filing of a waiver or extension of time or any other notice in writing relating to taxes, interest, penalties, losses or tax pools (an “Assessment”), deliver to ViRexx a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of AltaRex, or the appropriate affiliate, on the assumption that such Assessment is valid and binding;

(u)
it will, subject to the terms hereof, in a timely and expeditious manner, provide to ViRexx all information as may be reasonably requested by ViRexx or as required by the Interim Order or applicable Laws with respect to AltaRex and its business and properties; and

(v)
it will assist and cooperate in the preparation of and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable Securities Laws of Canada and the United States for the issue of securities pursuant to the Arrangement and the resale of such securities (other than by control persons and affiliates and subject to requirements of general application).

ARTICLE 7
MUTUAL COVENANTS

7.1  Recommendations of the Boards

The Information Circular shall include the recommendation of the board of directors of each Party and its Securityholders respectively in respect of the Arrangement as set out in Section 2.6. Notwithstanding any other provision of this Agreement, the board of directors of either Party may change its recommendation to that Party’s Securityholders in respect of the Arrangement from that set forth herein, as applicable, if such board concludes, in good faith, after receiving the advice of outside counsel and financial advisors that is reflected in the minutes of a meeting of the board, that such action is necessary for such board to act in a manner consistent with its fiduciary duty or Applicable Laws and, in the event that Sections 7.2 or 7.3 are applicable, if the Party and its board are in compliance with those sections and the Party has paid any fee applicable under Article 9. The foregoing shall not relieve the Party from its obligation to proceed to call and hold that Party’s Securityholders’ Meeting, solicit proxies for such meeting and hold the vote of that Party’s Securityholders in respect of the Arrangement at such meeting.

7.2  Covenant Regarding Non-Solicitation

(a)
Each Party shall immediately terminate and cause to be terminated all solicitations, initiations, encouragements, discussions or negotiations with any parties conducted prior to the date hereof by that Party, or its officers, directors, employees, financial advisors, legal counsel, representatives or agents, with respect to any Acquisition Proposal except for that described in the Letter of Agreement.

(b)
Neither Party shall, directly or indirectly, through any officer, director, employee, representative or agent, solicit, initiate, invite or knowingly encourage (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal, provided that nothing contained in this Section 7.2 or other provisions of this Agreement shall prevent the board of directors of a Party that receives an unsolicited written Acquisition Proposal (an “Offeree”) from considering, negotiating, approving or recommending to the Offeree’s securityholders an agreement in respect of such Acquisition Proposal in respect of which (i) any required financing has been demonstrated to the satisfaction of the board of directors of the Offeree, acting in good faith, to be reasonably likely to be obtained; and (ii) the board of directors of the Offeree determines in good faith, after consultation with financial advisors, if consummated in accordance with its terms, would result in a transaction more favourable to its shareholders than the Arrangement (any such Acquisition Proposal that satisfies paragraphs (i) and (ii) of their Section 7.2(b) being referred to herein as a “Superior Proposal”), or in any event, if there is an unsolicited written Acquisition Proposal, in respect of which the board of directors of the Offeree determines (having consulted outside counsel) that it would be necessary for such board of directors to take such action in the exercise of its fiduciary duties.

(c)
Subject to Section 7.2(b) and the ability of the Parties to carry on business in accordance with Section 5.1 in the case of ViRexx and Section 6.1 in the case of AltaRex, the Parties shall continue to refrain from participating in any discussions or negotiations with any parties (other than with the other Party) with respect to any potential Acquisition Proposal. The Parties agree not to release any third party from any confidentiality agreement in respect of an Acquisition Proposal to which such third party is a party. The Parties further agree not to release any third party from any standstill agreement to which such third party is a party, unless such third party has made a Superior Proposal.

(d)
The Offeree shall immediately notify the other Party(orally and in writing) of any current or any future Acquisition Proposal of which the Offeree’s directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to the Offeree in connection with an Acquisition Proposal or for access to the properties, books or records or for a list of the securityholders of the Offeree by any person or entity that informs the Offeree that it is considering making an Acquisition Proposal. Such notice shall include a copy of all written communications and a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as the other Party may reasonably request, including, without limitation, the identity of the person and controlling person, if any, making such proposal, inquiry or contact.

(e)
Each Party shall ensure that its directors and officers and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 7.2, and it shall be responsible for any breach of this Section 7.2 by its financial advisors or other advisors or representatives.

7.3  Notice of Superior Proposal Determination

An Offeree shall not accept, approve or recommend or enter into any agreement (except for a confidentiality agreement) in respect of an Acquisition Proposal on the basis that it constitutes a Superior Proposal unless: (i) it has provided the other Party (the “Notified Party”) with a complete copy of the Acquisition Proposal document which has been determined to be a Superior Proposal; (ii) seven (7) Business Days (the “Notice Period”) shall have elapsed from the later of the date the Notified Party received notice of the determination to accept, approve or recommend an agreement in respect of such Acquisition Proposal, and the date the Notified Party received a copy of the Acquisition Proposal document; and (iii) it concurrently terminates this Agreement pursuant to Section 10.1.

During the Notice Period, the Offeree shall provide a reasonable opportunity to the Notified Party to consider, discuss and offer such adjustments in the terms and conditions of this Agreement as would enable the Offeree to proceed with its recommendation to its securityholders with respect to the Arrangement; provided however that any such adjustment shall be at the discretion of the Notified Party at the time. The board of directors of the Offeree will review in good faith any offer made by the Notified Party to amend the terms of this Agreement in order to determine, in its discretion, as part of its exercising its fiduciary duties, whether the proposed amendments would, upon acceptance, result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of the Offeree determines that the Superior Proposal would cease to be a Superior Proposal, it will so advise the Notified Party and will accept the offer by the Notified Party to amend the terms of this Agreement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the board of directors of the Offeree continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amendments offered by the Notified Party, the Offeree may, subject to the terms of this Agreement, including the payment of applicable fees under Article 9, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal. Each successive material modification of any Acquisition Proposal or a Superior Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and shall require a four (4) Business Day Notice Period from the date such amendment is communicated to the Notified Party (other than an amendment to improve upon a Superior Proposal in respect of which the Notified Party has been provided with an opportunity to amend the terms of this Agreement and such Superior Proposal has not ceased to be a Superior Proposal prior to the proposed amendment). Information provided to a Party pursuant to this section 7.3 shall constitute “Confidential Information” under the Confidentiality Agreement.

7.4  Access to Information

Subject to the Confidentiality Agreement, the terms hereof and applicable Laws, upon reasonable notice, each Party shall afford the officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) of the other Party access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, each Party shall furnish promptly to the other Party all information concerning its business, properties and personnel as the other Party may reasonably request.

7.5 Covenant to Effect the Plan of Arrangement

Each of AltaRex and ViRexx shall take all steps as are necessary to carry out the terms of the agreement pursuant to the Plan of Arrangement, and specifically and without restriction, the parties make the following covenants:

(a)
to be completed and have legally effective pursuant to the Final Order the means whereby the acquisition by ViRexx of all of the issued and outstanding shares of AltaRex by ViRexx will take place on the basis of the issuance of one-half share of ViRexx for every share of AltaRex which is tendered to ViRexx for exchange;

(b)
to have legally effective pursuant to the Final Order the arrangement whereby 60% of the ViRexx Common Shares received by AltaRex Securityholders in exchange for their AltaRex Common Shares will be freely tradable immediately following completion of the Arrangement and 40% of the said ViRexx Common Shares will be subject to a hold period for 6 months following completion of the Arrangement;

(c)
ViRexx and AltaRex will use reasonable commercial efforts to finalize “reporting issuer” status for ViRexx in each jurisdiction in which AltaRex is, at the date hereof, a reporting issuer, and the listing of the ViRexx Common Shares on the TSX

ARTICLE 8
CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties hereto to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)
on or before October 15, 2004, the TSX will have granted in writing conditional listing approval or alternatively such approval as is satisfactory to both the ViRexx and the AltaRex Boards of Directors for the listing of the ViRexx Common Shares on the TSX;

(b)
on or before October 15, 2004, AltaRex and ViRexx each obtaining a fairness opinion satisfactory to the Independent Directors Committees of the AltaRex Board of Directors and ViRexx Board of Directors, respectively;

(c)
within a reasonable time, the Interim Order shall have been granted in form and substance satisfactory to each of ViRexx and AltaRex, acting reasonably and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(d)
on or before December 15, 2004 the Arrangement Resolution shall have been passed by the AltaRex Securityholders and the ViRexx Securityholders as required pursuant to the Interim Order, in accordance with the provisions of the ABCA, the AltaRex Governing Documents and ViRexx Governing Documents and any applicable regulatory requirements, and in form and substance satisfactory to each of AltaRex and ViRexx acting reasonably, duly approving the Arrangement in accordance with the Interim Order;

(e)	on or before December 20, 2004, the Final Order shall have been granted in form and substance satisfactory to each of AltaRex and ViRexx each acting reasonably;

(f)
the Articles of Arrangement, together with the Final Order, filed with the Registrar in accordance with the Arrangement and Subsection 193(10) of the ABCA shall be in form and substance satisfactory to each of AltaRex and ViRexx, each acting reasonably;

(g)
all requisite consents, orders, approvals and authorizations, including, without limitation, regulatory and judicial approvals and orders, required or necessary for the completion of the Arrangement (including receipt of a MRRS decision document, if required, and/or other discretionary orders from applicable securities regulatory authorities in form reasonably satisfactory to counsel to AltaRex and ViRexx which would exempt all trades in securities of AltaRex and ViRexx contemplated by the Arrangement from the prospectus and registration requirements of applicable securities legislation) shall have been completed or obtained on terms and conditions satisfactory to each of AltaRex and ViRexx, acting reasonably, and all applicable statutory or regulatory waiting periods to the transactions contemplated under the Arrangement shall have expired or been terminated, and no objection or opposition shall have been filed, initiated or made by any regulatory authority during any applicable statutory or regulatory period;

(h)
the TSX shall have accepted notice of the Arrangement and the transactions contemplated thereby and shall have approved the issue of the ViRexx Common Shares in exchange for AltaRex Common Shares, subject only to the conditions that may be imposed by the TSX or the Court;

(i)	the Arrangement shall have become completely effective on or before the Outside Date;

(j)
there being no change in law (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that would materially negatively affect value of AltaRex or ViRexx; and

(k)
there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein;

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(iii)
has had or, if the Arrangement Agreement was consummated, would reasonably be expected to result in, a Material Adverse Effect on AltaRex or ViRexx or would have a Material Adverse Effect on the ability of AltaRex or ViRexx to complete the Arrangement.

The foregoing conditions are for the mutual benefit of each of AltaRex and ViRexx and may be asserted by each of AltaRex and ViRexx regardless of the circumstances and may be waived by each of AltaRex and ViRexx in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AltaRex or ViRexx may have.

8.2 Conditions to Obligations of AltaRex

The obligations of AltaRex to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions:

(a)	each of the covenants, acts and undertakings of ViRexx to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by ViRexx;

(b)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of ViRexx contained in Schedule B shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time (except to the extent that such representations and warranties speak as of a particular date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on ViRexx, and ViRexx shall have complied in all respects with its covenants in this Agreement and AltaRex shall have received certificates to that effect, dated the Effective Date, from a senior officer of ViRexx acting solely on behalf of the company in question and not in his personal capacity to the best of his information and belief having made reasonable inquiry and AltaRex shall have no actual knowledge to the contrary;

(c)	ViRexx shall have furnished AltaRex with:

(i)
certified copies of the resolutions duly passed by the board of directors of ViRexx approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Arrangement for approval at the ViRexx Securityholders’ Meeting and recommending that ViRexx Securityholders vote in favour of the Arrangement; and

(ii)	certified copies of the special resolution of ViRexx Securityholders, duly passed at the ViRexx Securityholders’ Meeting, approving the Arrangement in accordance with the Interim Order;

(d)	ViRexx shall have, jointly with AltaRex, mailed the Information Circular and other documentation required in connection with the ViRexx Securityholders’ Meeting on or before November 20, 2004;

(e)	there shall not have occurred any Material Adverse Change in the business, operations or capital of ViRexx;

(f)
no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the Arrangement from being completed, or result in a judgment in material damages relating to the transaction as contemplated herein;

(g)
the board of directors of ViRexx shall have approved the Arrangement, recommended that ViRexx Securityholders vote in favour of the Arrangement and shall not have varied, altered or rescinded such recommendation;

(h)
there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the judgment of AltaRex, acting reasonably, directly or indirectly, has or may have a Material Adverse Effect with respect to ViRexx, or entities in which ViRexx has a material interest, with respect to the regulatory regime applicable to their respective businesses and operations or with respect to consummating the Plan of Arrangement;

(i)
ViRexx shall have provided AltaRex with opinions of ViRexx’s counsel in form and substance satisfactory to AltaRex and its counsel, acting reasonably, dated the Effective Date and addressed to AltaRex to the effect that:

(i)
ViRexx has been duly amalgamated and organized and is validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(ii)
this Agreement has been duly executed by ViRexx and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors’ rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of indemnities and clauses exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law;

(iii)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby and by the Arrangement and the fulfillment and compliance with the terms and provisions hereof and thereof do not and will not:

(A)	result in the breach of, or violate any term or provision of its articles, by-laws and other governing documents; or

(B)
conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which it is a party or by which it is bound and which is material to it and of which such counsel has direct and actual knowledge, or result in the creation of any encumbrance upon any of its material assets under any such agreement or instrument, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority (other than consent of its lenders, if required); or

except to the extent that such breach, violation or contravention would not have a Material Adverse Effect on it or could not reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement or the Arrangement;

The conditions in this Section 8.2 are for the exclusive benefit of AltaRex and may be asserted by AltaRex regardless of the circumstances or may be waived by AltaRex in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AltaRex may have.

8.3 Conditions to Obligations of ViRexx

The obligations of ViRexx to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions:

(a)	each of the covenants, acts and undertakings of AltaRex to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by AltaRex;

(b)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of AltaRex contained in Schedule C shall be true and correct in all respects on the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date and except to the extent of the issuance of AltaRex Common Shares on the exercise of AltaRex Options or AltaRex Warrants, as applicable) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on AltaRex, and AltaRex shall have complied in all respects with its covenants in this Agreement and ViRexx shall have received certificates to that effect dated the Effective Date from a senior officer of AltaRex, acting solely on behalf of the company in question and not in his personal capacity, to the best of his information and belief having made reasonable inquiry, and ViRexx shall have no actual knowledge to the contrary;

(c)	AltaRex shall have furnished ViRexx with:

(i)
certified copies of the resolutions duly passed by the board of directors of AltaRex approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Arrangement for approval at the AltaRex Securityholders’ Meeting and recommending that AltaRex Securityholders vote in favour of the Arrangement; and

(ii)	certified copies of the special resolution of AltaRex Securityholders, duly passed at the AltaRex Securityholders’ Meeting, approving the Arrangement in accordance with the Interim Order;

(d)	AltaRex shall have, jointly with ViRexx, mailed the Information Circular and other documentation required in connection with the AltaRex Securityholders’ Meeting on or before December 20, 2004;

(e)
provided that Dissent Rights have been granted, holders of not more than 3% of the outstanding AltaRex Common Shares have exercised Dissent Rights and AltaRex shall have provided to ViRexx a certificate of a member of the Committee of independent directors certifying on the Effective Date the number of AltaRex Common Shares in respect of which holders have exercised Dissent Rights;

(f)	there shall not have occurred any Material Adverse Change in the business, operations or capital in respect of AltaRex;

(g)
no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the Arrangement from being completed, or result in a judgment in material damages relating to the transaction as contemplated herein;

(h)
the board of directors of AltaRex shall have approved the Arrangement, recommended that AltaRex Securityholders vote in favour of the Arrangement and shall not have varied, altered or rescinded such recommendation;

(i)
each director of AltaRex shall have submitted his resignation effective on the Effective Date, together with a release in favour of AltaRex, each in form and substance and on such terms as are satisfactory to ViRexx; provided that a minimum of one director and a maximum of two directors of AltaRex will have provided a consent to become a member of the board of directors of ViRexx;

(j)
there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the judgment of ViRexx, acting reasonably, directly or indirectly, has or may have a Material Adverse Effect with respect to AltaRex, or entities in which AltaRex has a material interest, with respect to the regulatory regime applicable to their respective businesses and operations or with respect to consummating the Plan of Arrangement;

(k)
AltaRex shall have provided ViRexx with opinions of AltaRex’s counsel (as applicable) in form and substance satisfactory to ViRexx and its counsel, acting reasonably dated the Effective Date and addressed to ViRexx to the effect that:

(i)
this Agreement has been duly executed by AltaRex, constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors’ rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of indemnities and clauses exculpating a party or persons from a liability or duty -otherwise owed which may be limited by law.

The conditions described in this Section 8.3 are for the exclusive benefit of ViRexx and may be asserted by ViRexx regardless of the circumstances or may be waived by ViRexx in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which ViRexx may have.

8.4 Notice and Cure Provisions and Effect of Failure to Comply with Conditions

(a)
Each of AltaRex and ViRexx shall give prompt notice to the others of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to, (i) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

(b)
If any of the conditions precedent set forth in Sections 8.1, 8.2 or 8.3 hereof shall not be complied with or waived by the Party for whose benefit such conditions are provided on or before the date required for the performance thereof, then the Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by a Party.

8.5 Satisfaction of Conditions

The conditions set out in this Article 8 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

8.6 Indemnities

Each of AltaRex and ViRexx hereby mutually covenant and agree to indemnify and save harmless (in such indemnifying capacity, collectively, the “Indemnifying Parties” and individually an “Indemnifying Party”) each other and the directors, officers, employees, agents and the partners of each other (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against all liabilities claims, losses, costs (including without limitation legal fees and disbursements on a solicitor and his own client basis) fines, penalties, damages and expenses to which any Indemnified Party may be subject or may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by or arising directly or indirectly by reason or in consequence of (i) any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or any other certificate or instrument executed and delivered pursuant to this Agreement; or (ii) any information or statement contained in the Information Circular relating to the Indemnifying Party or the business, operations, results of operations, assets, capitalization, financial condition, rights, liabilities, prospects or privileges of the Indemnifying Party and whether on a prospective or pro forma basis, containing an untrue statement of a material fact, or omitting to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made or otherwise being inaccurate or containing a misrepresentation. If any matter or thing contemplated by this Section 8.6 (any such matter or thing being hereinafter referred to as a “Claim”) is asserted against the Indemnified Party, or if any potential Claim contemplated by this Section 8.6 shall come to the knowledge of the Indemnified Party, the Indemnified Party shall notify the Indemnifying Party as being the object of a Claim as soon as possible of the nature of such Claim (provided that any failure to so notify shall not affect the Indemnifying Party’s liabilities under this Section 8.6 except to the extent that the failure materially prejudices the Indemnifying Party) and the Indemnifying Party shall, subject as hereinafter provided, be entitled (but not required) at its expense to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably. No admission of liability or settlement of any such Claim may be made by either Party, without, in each case, the prior written consent of the other Party, such consent not to be unreasonably withheld. In respect of any such Claim, the Indemnified Party shall have the right to retain separate or additional counsel to act on its behalf and participate in the defence thereof provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party does not assume the defence of such suit on behalf of the Indemnified Party within three Business Days of the Indemnifying Party receiving notice of such Claim; or the named Parties to any such Claim (including any added third or interpleaded party) include both Parties, and the Indemnified Party shall have been advised in writing by its counsel, acting reasonably, that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them (in which case the Indemnifying Party, as applicable, shall not have the right to assume the defence of such Claim but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party).

ARTICLE 9
AGREEMENT AS TO NON-COMPLETION FEE

9.1 Arrangement Not Approved

If at any time after the execution of this Agreement and prior to the termination of this Agreement:

(a)	any Superior Proposal is made to either AltaRex or ViRexx and as a consequence the Arrangement is not completed; or

(b)
the Committee of the independent directors of the Board of Directors of AltaRex or the Board of Directors of ViRexx fails to positively recommend, or changes, withdraws or modifies its recommendation, that the AltaRex Securityholders or, as applicable, the ViRexx Securityholders vote in favour of the Plan of Arrangement or in a way that negatively impacts on the Arrangement proceeding, as a consequence of receiving a Superior Proposal;

then the Break Fee shall be immediately paid by either AltaRex to ViRexx or by ViRexx to AltaRex, whichever is obligated to do so because that Party or its independent committee of directors has received the Superior Proposal which has resulted in a negative impact on or failure to complete the Plan of Arrangement.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination

(a)
If any condition contained in Sections 8.1 or 8.2 is not satisfied at or before the Outside Date to the satisfaction of AltaRex (acting reasonably), then AltaRex may, subject to Section 8.4, by notice to ViRexx terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided, including Article 9), but without detracting from the rights of AltaRex arising from any breach by ViRexx but for which the condition would have been satisfied.

(b)
If any condition contained in Sections 8.1 or 8.3 is not satisfied at or before the Outside Date to the satisfaction of ViRexx (acting reasonably), then ViRexx may, subject to Section 8.4, by notice to AltaRex terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided, including Article 9), but without detracting from the rights of ViRexx arising from any breach by AltaRex but for which the condition would have been satisfied.

(c)
This Agreement may be terminated by an Offeree under Section 7.3 if (i) the Notice Period has elapsed, (ii) there continues to be a Superior Proposal, and (iii) the non-completion fee payable under Section 9.2 has been paid to the Notified Party.

(d)
This Agreement may, prior to the Effective Date, be terminated by the mutual agreement of ViRexx and AltaRex (for greater certainty, without further action on the part of the ViRexx Shareholders or the AltaRex Shareholders if terminated after the holding of the ViRexx Securityholders’ Meeting or the AltaRex Securityholders’ Meeting, as applicable).

(e)
This Agreement may, prior to the Effective Date, be terminated by either Party if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

(f)
If this Agreement is terminated in accordance with the foregoing provisions of this Section 10.1, no Party shall have any further liability to perform its obligations hereunder except as provided in Articles 9 and 10, Sections 8.6 and 12, and as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 10.1 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

10.2 Amendment

This Agreement may be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties.

10.3 Waiver

AltaRex and ViRexx, may by mutual agreement: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive compliance with any of the agreements of the other or the fulfillment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the representations or warranties of the other contained herein or in any document delivered by the other; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 11
CLOSING

11.1 Closing Date

The date of Closing shall be the date that is 10 Business Days after the AltaRex Securityholders’ Meeting or any other date agreed to in writing by AltaRex and ViRexx, which date, in any event, shall not be later than the Outside Date, and on such date the Closing shall occur in accordance with Sections 11.2 and 11.3.

11.2 Effect of Closing

On the date of Closing, as promptly as practicable after the satisfaction or, to the extent permitted hereunder, the waiver of the conditions set forth in Article 8, the Parties shall cause the Arrangement to be consummated by the filing of the Articles of Arrangement and any other necessary documents prepared in accordance with the provisions of this Agreement and the ABCA with the Registrar in accordance with the ABCA, and at the Effective Time on the Effective Date, as specified in the Plan of Arrangement, the Arrangement and the other transactions contemplated by the Plan of Arrangement shall occur.

11.3 Place of Closing

Subject to the termination of this Agreement as provided in Article 10, the Closing will take place at the offices of Parlee McLaws LLP, 1500 Manulife Place, 10180-101 Street, Edmonton, Alberta on the Effective Date.

11.4 Other Closing Matters

In addition to the other matters required to be delivered under the terms and conditions of this Agreement, each of AltaRex and ViRexx shall deliver, at the Closing, such customary certificates, resolutions and other closing documents as may be required by the other Parties hereto, acting reasonably.

ARTICLE 12
GENERAL PROVISIONS

12.1 Notices

Any notice, request, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any such notice, request, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the day on which it was delivered to the address provided herein (if that day is a Business Day, and if it is not, then on the next succeeding Business Day), and if sent by facsimile transmission shall be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery, in which case it shall be deemed to have been given and received on the next Business Day.

(a)	if to AltaRex:

AltaRex Medical Corp.
c/o P.O. Box 398
7774 Tenth Sideroad
Milton, ON L9T 4Y9

Attention: Mr. Jacques Lapointe
Fax: (905)878-4597

with a copy to:

McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, ON M5K 1E6

Attention: Mr. Graham Gow
Fax: (416)868-0673

(b)	if to ViRexx:

ViRexx Medical Corp.
8223 Roper Road
Edmonton, AB T6E 6S4
Attention: Mr. Tom Brown
Fax: (780) 436-0068

with a copy to:

Parlee McLaws LLP
1500 Manulife Place
10180-101 Street
Edmonton, AB T5J 4K1

Attention: Mr. Bruce D. Hirsche, Q.C.
Fax: (780) 423-2870

12.2 Time of Essence

Time shall be of the essence in this Agreement.

12.3 Entire Agreement

Except for the various collateral agreements entered into in contemplation of the Arrangement, this Agreement constitutes the entire agreement between the Parties and cancels and supersedes all prior agreements (including the Letter of Agreement) and understandings between the Parties with respect to the subject matter hereof. To the extent that provisions of the Confidentiality Agreement conflict with provisions of this Agreement, the provisions of this Agreement shall govern. The respective boards of directors of AltaRex and ViRexx hereby consent under the Confidentiality Agreement (for so long as this Agreement remains in effect and has not been terminated) to the actions of the other taken to consummate the Arrangement and the transactions contemplated thereby and to actions taken to propose amendments thereto under this Agreement.

12.4 Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.

12.5 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.6 Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such other acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

12.7 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.8 Costs

Except as contemplated below, each party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

12.9 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, AltaRex and ViRexx have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALTAREX MEDICAL CORP.
Per:	(signed) “Jacques LaPointe”
Name:

VIREXX MEDICAL CORP.
Per:	(signed) “Thomas Brown”
Name:

SCHEDULE A

to the Arrangement Agreement dated as of October15, 2004 between ViRexx Medical Corp. and AltaRex Medical Corp

PLAN OF ARRANGEMENT

UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA

ARTICLE 1 - DEFINITIONS
1.1 In this Plan, unless the context otherwise requires:

(a)	“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B9, as amended, including the regulations promulgated thereunder;

(b)	“AltaRex” means AltaRex Medical Corp., a corporation incorporated under the ABCA;

(c)	“AltaRex Common Shares” means common shares in the capital of AltaRex prior to the completion of the Arrangement as constituted on the date hereof;

(d)
“AltaRex Dissenting Shareholders” means, provided that a Justice of the Court orders that dissent rights be given, AltaRex Securityholders that are ultimately entitled to be paid by AltaRex the fair value for the AltaRex Shares in respect of which they dissent in accordance with the provisions of the Interim Order and Article 5 hereof; whether by order of the Court or by acceptance of an offer made pursuant to such Interim Order;

(e)
“AltaRex Options” means the stock options issued to existing and former directors, senior officers, employees and consultants of AltaRex and its subsidiaries permitting the holders thereof to purchase an aggregate of up to 4,777,500 AltaRex Common Shares, at the exercise prices and for the terms and quantities disclosed to ViRexx in writing prior to the date hereof;

(f)	“AltaRex Securities” means AltaRex Common Shares;

(g)	“AltaRex Securityholders” means the holders of AltaRex Common Shares;

(h)
“AltaRex Securityholders’ Meeting” means the meeting of the holders of AltaRex Common Shares to be called to, inter alia, consider and, if thought fit, authorize, approve and adopt the Arrangement in accordance with the Interim Order and any adjournments thereof;

(i)	“AltaRex Subsidiary” means AltaRex US, Corp. which is a wholly-owned subsidiary of AltaRex;

(j)
“AltaRex Warrants” means the right of the holder of the United Convertible Note to convert such Note into AltaRex Common Shares, and 6,850,000 common share purchase warrants of AltaRex, each of which entitles the holder to acquire, subject to adjustment, one AltaRex Common Share, exercisable at prices between $0.50 and $2.00 per share, of these warrants 6,130,000 will expire on October 20, 2004 leaving 720,000 warrants issued and outstanding as of October 21, 2004;

(k)	“Arrangement” means the arrangement contemplated by this Plan pursuant to Section 193 of the ABCA;

(l)
“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made to give effect to the Arrangement;

(m)	“Assets” means all of AltaRex’s assets related to its existing business, including, without restriction, all of its interest in the AltaRex Subsidiary;

(n)	“business day” means a day, other than a Saturday, Sunday or other day when banks in the City of Edmonton, Alberta are not generally open for business;

(o)	“Court” means the Court of Queen’s Bench of Alberta;

(p)	“Depository” means the duly appointed depository in respect of the Arrangement at its principal transfer office in Calgary, Alberta;

(q)
“Effective Date” means the date on which Articles of Arrangement are filed with the Registrar which shall be completed and become legally effective on or before December 20, 2004 as prescribed by the Final Order;

(r)	“Effective Time” means 12:01 a.m. (Edmonton time) on the Effective Date;

(s)
“Final Order” means the final order of the Court approving the Arrangement pursuant to paragraph 193(9)(a) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(t)
“Indemnity” means the mutual indemnification given by ViRexx to AltaRex and to each other and their respective directors, officers and employees pursuant to the Arrangement entered into in connection with this Plan of Arrangement;

(u)
“Information Circular” means the joint management proxy circular of AltaRex and ViRexx relating to the AltaRex Securityholders’ Meeting and ViRexx Securityholders’ Meeting to be forwarded jointly by AltaRex and ViRexx to the AltaRex Securityholders and the ViRexx Securityholders in connection with the transactions contemplated by this Plan of Arrangement;

(v)
“Interim Order” means an interim order of the Court concerning the Arrangement under Subsection 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the AltaRex Securityholders’ Meeting and the ViRexx Securityholders’ Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(w)	“Letter of Transmittal” means the letter of transmittal accompanying the Information Circular sent to the AltaRex Securityholders;

(x)
“Plan” means this plan as amended or supplemented from time to time, and “hereby”, “hereof; “herein”, “hereunder”, “herewith” and similar terms refer to this Plan and not to any particular provision of this Plan;

(y)	“Registrar” means the Registrar of Corporations duly appointed under the ABCA;

(z)	“TSX” means the Toronto Stock Exchange; and

(aa)	“TSXV” means the TSX Venture Exchange;

(bb)
“United Convertible Note” means the U.S. $433,310 principal amount of 6% convertible fixed term note, convertible into AltaRex Common Shares at a price of U.S. $0.50 per Common Share issued to United Therapeutics;

(cc)	“United Therapeutics” means United Therapeutics Corporation;

(dd)	“ViRexx” means ViRexx Medical Corp., a corporation amalgamated under the ABCA;

(ee)	“ViRexx Common Shares” means common shares in the capital of ViRexx;

(ff)
“ViRexx Options” means the stock options issued to existing and former directors, senior officers, employees and consultants of ViRexx and its subsidiaries permitting the holders thereof to purchase an aggregate of up to 3,202,218 ViRexx Common Shares, at the exercise prices and for the terms and quantities disclosed to ViRexx in writing prior to the date hereof;

(gg)	“ViRexx Securityholders” means the holders of ViRexx Common Shares;

(hh)
“ViRexx Securityholders’ Meeting” means the meeting of the holders of ViRexx Common Shares to be called to, inter alia, consider and, if thought fit, authorize, approve and adopt the Arrangement in accordance with the Interim Order and any adjournments thereof;

1.2 The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

1.3 Unless the contrary intention appeals, references in this Plan to an article, section, paragraph, subparagraph or schedule by number or letter or both refer to the article, section, paragraph, subparagraph or schedule bearing that designation in this Plan.

1.4 In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and “person” includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

1.5 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6 References in this Plan to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7 Unless otherwise stated, all references in this Plan to sums of money are expressed in lawful money of Canada.

ARTICLE 2 - PURPOSE AND EFFECT OF THE PLAN

2.1 The following is only intended to be a general statement of the purpose of the Plan and is qualified in its entirety by the specific provisions of the Plan.

The purpose of the Plan is to carry out the business combination of AltaRex and ViRexx resulting in AltaRex becoming a wholly owned subsidiary of ViRexx. This will be accomplished through the exchange by those who hold AltaRex Common Shares of their AltaRex Common Shares for ViRexx Common Shares on the basis of one-half of one ViRexx Common Share being issued for every one AltaRex Common Share of AltaRex being exchanged. 40% of the ViRexx Common Shares issued to each former holder of AltaRex Common Shares pursuant to the Plan will be subject to a six month hold period. The existing options of AltaRex will be cancelled and new option agreements would be entered into by all AltaRex Optionholders with ViRexx for the option of ViRexx Common Shares on the basis of one-half to one as aforesaid. The single AltaRex Warrantholder would be granted a new warrant agreement for ViRexx Common Shares on the same basis.

2.2 Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of the Plan shall become effective unless all of the provisions of the Plan shall have become effective.

2.3 The Plan shall be binding upon AltaRex, the AltaRex Securityholders, and ViRexx and ViRexx Securityholders upon filing of the Articles of Arrangement with the Registrar.

ARTICLE 3 - ARRANGEMENT

3.1 At the Effective Time, or as otherwise indicated, the following shall be deemed to occur without any further act or formality:

(a)
Subject to Section 4.4 each of the issued and outstanding AltaRex Common Shares shall be, and be deemed to be, transferred to ViRexx (free of any claims) and the holder of AltaRex Common Shares shall receive from ViRexx in exchange for each AltaRex Common Share one-half of one ViRexx Common Share.

(b)
40% of the ViRexx Common Shares received by each former holder of AltaRex Common Shares issued pursuant to paragraph 3.1(a) shall be non-transferable and subject to a hold period for a period of six months following the Effective Date.

(c)	With respect to each AltaRex Common Share to which paragraph 3.1(a) applies:

(i)	the holder thereof shall cease to be the holder of such AltaRex Common Shares and such holder’s name shall be removed from the register of AltaRex Common Shares as of the Effective Date; and

(ii)
ViRexx shall become, and be deemed to become, the holder of such AltaRex Common Shares (free of any claims) and shall be entered in the register of such shares as the holder thereof as of the Effective Date.

(d)	Each AltaRex Option that has not been:

(i)	duly exercised in full under the terms thereof; or

(ii)	duly surrendered in full for termination

in a manner reasonably acceptable to ViRexx, immediately prior to the Effective Time shall be, and shall be deemed to be transferred to ViRexx (free of any claims) and in consideration for such transfer, the holder of that AltaRex Option shall receive an option to purchase the number of ViRexx Common Shares determined by multiplying the number of AltaRex Common Shares subject to the particular AltaRex Option by one-half, at an exercise price per ViRexx Common Share equal to the exercise price per share of the particular AltaRex Option multiplied by two. If the foregoing results in an option being issued for a fraction of a ViRexx Common Share then the number of ViRexx Common Shares subject to such option will be rounded down to the nearest whole number of ViRexx Common Shares. The terms of all options issued by ViRexx in exchange for AltaRex Options shall be identical in all material respects to the terms of the AltaRex Options in respect of which they are issued.

(e)	With respect to each AltaRex Option to which paragraph 3.1(d) applies:

(i)	the holder thereof shall cease to be the holder of such AltaRex Option and shall have no further rights thereunder as of the Effective Date; and

(ii)	such AltaRex Option shall be cancelled as of the Effective Date.

(f)	Each AltaRex Warrant that has not been:

(i)	duly exercised in full under the terms thereof; or

(ii)	duly surrendered in full for termination

in a manner reasonably acceptable to ViRexx, immediately prior to the Effective Time shall be, and shall be deemed to be transferred to ViRexx (free of any claims) and in consideration for such transfer, the holder of that AltaRex Warrant shall receive an warrant to purchase the number of ViRexx Common Shares determined by multiplying the number of AltaRex Common Shares subject to the particular AltaRex Warrant by one-half, at an exercise price per ViRexx Common Share equal to the exercise price per share of the particular AltaRex Warrant multiplied by two. If the foregoing results in a warrant being issued for a fraction of a ViRexx Common Share then the number of ViRexx Common Shares subject to such warrant will be rounded down to the nearest whole number of ViRexx Common Shares. The terms of all warrants issued by ViRexx in exchange for AltaRex Warrants shall be identical in all material respects to the terms of the AltaRex Warrants in respect of which they are issued.

(g)	With respect to each AltaRex Warrant to which paragraph 3.1(f) applies:

(i)	the holder thereof shall cease to be the holder of such AltaRex Warrant and shall have no further rights thereunder as of the Effective Date; and

(ii)	such AltaRex Warrant shall be cancelled as of the Effective Date.

ARTICLE 4 - OUTSTANDING CERTIFICATES AND PAYMENTS

4.1 From and after the Effective Time, certificates formerly representing AltaRex Common Shares shall represent only the right to receive certificates representing ViRexx Common Shares in accordance with Article 3, as applicable, and the right to receive any dividends and distributions accruing to holders of such shares, upon deposit with the Depository of the certificates formerly representing AltaRex Common Shares duly endorsed for transfer and accompanied by such other documents as such Depository may reasonably require.

4.2 At any time prior to the Effective Time or as soon as practicable after the Effective Time, AltaRex or ViRexx shall forward or cause to be forwarded to each holder of AltaRex Common Shares, at the address of such holder as appears in the share register or other records of AltaRex, a Letter of Transmittal containing, among other things, instructions for obtaining delivery of the certificates for the ViRexx Common Shares issuable to them the pursuant to this Plan. Each holder of AltaRex Common Shares to whom the provisions of Article 3 apply shall be entitled to receive certificates representing the applicable number of ViRexx Common Shares upon delivering the certificates formerly representing such holder’s AltaRex Common Shares to the Depositary or as the Depositary may otherwise direct and in accordance with the instructions in the Letter of Transmittal.

4.3 The Depositary shall register the ViRexx Common Shares in the name of each holder of AltaRex Common Shares or as otherwise instructed in the Letter of Transmittal and shall deliver such ViRexx Common Shares as each such holder may direct in the Letter of Transmittal as soon as practicable after receipt by the Depositary of such documents.

4.4 No fractional shares will be issued pursuant to the Arrangement. In the event the Arrangement results in a registered shareholder becoming entitled to a fractional share, in lieu of any fractional share, such registered shareholder will receive the next lowest whole number of shares.

4.5 All dividends and distributions made with respect to any ViRexx Common Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depository to be held by the Depository in trust for the registered holder thereof. All monies received by the Depository shall be invested by it in interest-bearing trust accounts upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefore is made by the registered holder to the Depository in such form as the Depository may reasonably require, such distributions and any interest thereon to which such holder, is entitled, net of applicable withholding and other taxes.

4.6 Where a certificate formerly representing AltaRex Common Shares is not deposited with all other documents as provided in Section 4.2 on or prior to the sixth anniversary date of the Effective Time it shall cease to represent a right or claim of any nature and the right of the former holder of such AltaRex Common Shares to receive ViRexx Common Shares shall be deemed to be surrendered to ViRexx together with all dividends, distributions, sale proceeds and interest thereon held for such holder.

4.7 ViRexx shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of ViRexx Common Shares such amounts as AltaRex is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the AltaRex Common Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.8 If any certificate which immediately prior to the Effective Time represented an interest in outstanding AltaRex Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depository will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of ViRexx and its transfer agent, which bond is in form and substance satisfactory to each of ViRexx and its transfer agent, or shall otherwise indemnify ViRexx its respective transfer agent against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5 - RIGHTS OF DISSENT IF ORDERED BY THE COURT

5.1 Provided that the granting of Dissent Rights is specifically ordered by the Court and not otherwise, those holders of AltaRex Securities whose shares will be transferred or replaced and cancelled pursuant to Article 3 may exercise rights of dissent pursuant to and in the manner set forth in Section 191 of the ABCA as modified by the Interim Order and this Section 5.1 in connection with the Arrangement; provided that, notwithstanding Subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in Subsection 191(5) of the ABCA must be received by AltaRex not later than 2:00 p.m. (Edmonton time) on the Business Day preceding the AltaRex Securityholders’ Meeting. AltaRex Securityholders who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for their AltaRex Common Shares in respect of which they dissent in accordance with the provisions of the Interim Order or which are cancelled, shall be deemed to have transferred such AltaRex Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances to AltaRex for cancellation at the Effective Time immediately prior to any of the steps described in Section 3.1 and such shares be deemed to no longer be issued and outstanding as of the Effective Time or as the case may be, in consideration for a payment of cash from AltaRex as the case may be, equal to such fair value; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for their shares in respect of which they dissent, shall not be, or be reinstated as, AltaRex Shareholders but for the purposes of receipt of consideration, shall be deemed to have participated in the Arrangement, as of the Effective Time on the same basis as a non-dissenting holder of AltaRex Common Shares on the basis set forth in Article 3 of this Plan and shall be deemed to have transferred such AltaRex Common Shares to ViRexx as of the Effective Time.

In no case shall ViRexx or AltaRex or any other person be required to recognize the Dissent Rights of any holder of AltaRex Common Shares who attempts to exercise rights of dissent as a holder of AltaRex Common Shares after the Effective Time and such holder shall be deemed to have agreed with and not dissented to the Arrangement and will be issued ViRexx Shares in accordance with and subject to the conditions contained herein and further subject to any previous Court Order or arrangement affecting their AltaRex Common Shares.

ARTICLE 6 - AMENDMENTS

6.1 AltaRex and ViRexx reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by both AltaRex and ViRexx, (b) filed with the Court and, if made following the AltaRex Securityholders’ Meeting or the ViRexx Securityholders’ Meeting, approved by the Court; and (c) communicated to AltaRex Securityholders and the ViRexx Securityholders in the manner required by the Court (if so required).

6.2 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by AltaRex at any time prior to or at the AltaRex Securityholders’ Meeting (provided that ViRexx shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the AltaRex Securityholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3 Any amendment, modification or supplement to this Plan of Arrangement which is approved by the court following the AltaRex Securityholders’ Meeting shall be effective only (a) if it is consented to by AltaRex, (b) if it is consented to by ViRexx; and (c) if required by the Court or applicable law, it is consented to by the AltaRex Securityholders.

SCHEDULE B

to the Arrangement Agreement dated as of October 15, 2004 between
AltaRex Medical Corp. and ViRexx Medical Corp.

As of the date hereof, ViRexx hereby represents and warrants to AltaRex as follows and acknowledges that AltaRex is relying upon these representations and warranties in connection with the entering into of this Agreement:

1. Organization and Qualification

ViRexx is a corporation duly amalgamated and validly existing under the laws of Alberta and has the requisite corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted. ViRexx is duly registered to do business and is in good standing in each jurisdiction where the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on ViRexx taken as a whole.

2. Authority Relative to this Agreement

ViRexx has the requisite corporate authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by ViRexx’s board of directors, and no other corporate proceedings on the part of ViRexx are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ViRexx and constitutes a legal, valid and binding obligation of ViRexx enforceable against ViRexx in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

3. No Violations

(a)
Except as previously disclosed in writing to AltaRex, neither the execution and delivery of this Agreement by ViRexx, the completion of the transactions contemplated hereby nor the fulfillment and compliance by ViRexx with any of the terms and provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent (other than the consent of its commercial banker), approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ViRexx or its subsidiaries under, any of the terms, conditions or provisions of (ii) the ViRexx Governing Documents, or (iii) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which ViRexx is a party or to which it, or any of its properties or assets, may be subject or by which ViRexx is bound; or (iv) subject to compliance with the statutes and regulations referred to in Section 3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to ViRexx (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of ViRexx taken as a whole or on the ability of ViRexx to consummate the transactions contemplated hereby).

(b)
Other than in connection with or in compliance with the provisions of Securities Laws: (i) there is no legal impediment to ViRexx’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by ViRexx in connection with the consummation of the transactions contemplated, except for the listing of the ViRexx Common Shares following the Arrangement on the TSX and such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of ViRexx to consummate the transactions contemplated hereby.

4. Capitalization

The authorized share capital of ViRexx consists of an unlimited number of common shares and an unlimited number of preferred shares, of which only 27,094,095 common shares are issued and outstanding. As of the date hereof, 3,202.218 ViRexx Common Shares are issuable pursuant to the exercise of outstanding ViRexx Options and 5,496,500 Series B Warrants dated April 14, 2004 and 5,086,595 Serries A Warrants dated December 23, 2003.

ViRexx also has outstanding a debt payable of approximately $600,000 (CAD) to Capital West Securities Inc., which may be convertible into ViRexx Common Shares. All material facts relating to this indebtedness have been disclosed to AltaRex. The repayment right and conversion right, if any, are currently the subject of ongoing litigation.

Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by ViRexx of any securities of ViRexx (including the ViRexx Common Shares or ViRexx New Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of ViRexx (including the ViRexx Common Shares or ViRexx New Common Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of ViRexx.

All outstanding ViRexx Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and all ViRexx Common Shares issuable upon exercise of outstanding ViRexx Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable.

5. No Material Adverse Change

Since September 30, 2004, ViRexx has not experienced any Material Adverse Change, nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change.

6. No Undisclosed Liabilities

Except for liabilities and obligations: (i) incurred in the ordinary course of business and consistent with past practice; (ii) disclosed in the financial statements of ViRexx which are filed in SEDAR; (iii) pursuant to the terms of this Agreement; or (iv) as disclosed in writing to AltaRex, ViRexx has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a balance sheet of ViRexx). All accounts payable and accrued liabilities have been disclosed in writing to AltaRex and will be paid and/or assumed by ViRexx.

7. Brokerage Fees

ViRexx has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated otherwise except in respect of a valuation and a fairness opinion provided by McNally Investments Inc. and transactional investment banking advice provided by Canaccord Capital Corporation.

8. Conduct of Business

Except as disclosed to AltaRex in writing, since September 30, 2004, ViRexx has not: (i) amended its articles, by-laws or other governing documents, including the ViRexx Governing Documents; (ii) made any change in its accounting principles and practices as previously applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained; and (iii) declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to shareholders.

Since September 30, 2004 ViRexx has conducted its business in all material respects in the ordinary course of business consistent with normal industry practice and has not taken any action that would be in violation of ViRexx’s ordinary and historical business practices, except for violations which would not have any material adverse effect on the business, operations or financial condition of ViRexx or that would not materially affect ViRexx’s ability to consummate the transactions contemplated hereby.

9. Subsidiaries

ViRexx’s only subsidiary is ViRexx U.S. Inc. and all of the shares of such subsidiary are owned by ViRexx directly with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever. Further, no persons has any right, whether contractual or otherwise, to acquire any of the shares of such subsidiary from ViRexx or to acquire any of the unissued shares or other securities of such subsidiary. ViRexx has no liabilities, commitments, guarantees or any other obligations whatsoever to any person with respect to any liabilities, commitments or obligations of the ViRexx Subsidiaries, including, but not limited to, any Officer Obligations.

10. Reports and Financial Statements

(a)
ViRexx has filed on SEDAR true and complete copies of the Information Circular relating to ViRexx’s 2003 annual meeting of shareholders, its 2003 Annual Report to shareholders and its Renewal Annual Information Form for the year ended December 31, 2003. As of their respective dates, such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable Laws.

(b)
ViRexx’s audited financial statements as at and for the years ended December 31, 2003, 2002 and 2001 and its unaudited financial statements as at and for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 have been prepared in accordance with generally accepted accounting principles applicable in Canada on a consistent basis with prior periods (except: (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of ViRexx’s independent accountants; or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present, in accordance with GAAP, the financial position, results of operations and changes in financial position of ViRexx as of the respective dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(c)
iRexx will deliver to AltaRex as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by AltaRex, as to which ViRexx makes no representation) to the extent that such reports or statements are required by applicable Laws, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all Applicable Laws. The financial statements of ViRexx issued by ViRexx or to be included in such reports and statements (excluding any information therein provided by AltaRex, as to which ViRexx makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of ViRexx’s independent accountants or (B) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of ViRexx as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments).

11. Books and Records

The minute books of ViRexx are and will at Closing be correct and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof. The books of account and other records, whether of a financial or accounting nature or otherwise, of ViRexx and its subsidiaries have been maintained in accordance with prudent business practices.

12. Data and Information

The data and information in respect of ViRexx and its assets, liabilities, business, operations and capital provided by ViRexx to AltaRex was and is accurate and correct in all material respects as at the respective dates thereof.

13. Environmental

Except as disclosed to AltaRex in writing, ViRexx is not aware of, nor has received, any order or directive which relates to environmental matters that would have any material adverse effect on the business, operations or financial condition of ViRexx and which requires any material work, repairs, construction, or capital expenditures; or any demand or notice with respect to the material breach of any environmental, health or safety law applicable to ViRexx or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

14. Compliance with Law

ViRexx has complied with and is in compliance with all laws and regulations except where such non-compliance would not, considered individually or in the aggregate, result in a Material Adverse Change in relation to ViRexx or materially affect the ability of ViRexx to consummate the transactions contemplated hereby, and is in compliance in all material respects with all Corporate Laws.

15. Material Agreements

All agreements, permits, licences, approvals, certificates and other rights and authorizations material to the conduct of ViRexx’s business are valid and subsisting and ViRexx is not in default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations where such default would have a Material Adverse Effect.

16. Employment Agreements

Particulars of the Officer Obligations and true and accurate copies of all written agreements between ViRexx and any of its employees, officers, directors and consultants have been provided to AltaRex, and ViRexx is not a party to any other written or verbal employment or consulting agreement which provides for payment to any officer, employee or consultant whatsoever by ViRexx on a change of control of ViRexx or severance of employment or a consulting arrangement.

17. Employee Benefit Plans

ViRexx currently has 20 employees. There are no amounts payable under employee benefit and/or bonus plans other than with respect to the current employees of ViRexx. All contributions (including premiums) required by law or contract under all employee benefit plans to and including September 30, 2004 have been paid or accrued as at that date.

18. No Guarantees

ViRexx is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation other than indemnity agreement with each director and officer of ViRexx.

19. No Repayments Owing

ViRexx is not a party to or bound by any agreement whereby any amounts advanced to it whether by way of grant, loan, royalty or otherwise obligate ViRexx to refund or repay such amounts, except for such agreements disclosed to AltaRex where ViRexx shall have assumed such obligations and the counterparty thereto has consented to such assumption without recourse to ViRexx.

20. Intellectual Property

“Intellectual Property” means (i) trademarks, trade names, business names, brand names, domain names and service marks and all goodwill attached thereto; (ii) inventions, patents, pending patent applications, patent rights, designs, industrial design registrations and applications; (iii) rights in or to works of authorship, data, databases, and compilations in which copyright subsists, copyrights, copyright registrations and applications and all benefits of waivers of moral rights; (iv) know-how, trade secrets and confidential information; and (v) other intellectual property rights including personality rights, whether existing by law or equity or otherwise.

None of the Intellectual Property owned by ViRexx includes any provision whatsoever that limits or impairs ViRexx’s ability to consummate the Arrangement.

No person has made any written threat or provided any written claim asserting the invalidity, unenforceability or misuse of any Intellectual Property whether owned by or used by ViRexx and no person has made any written threat or provided any written claim of any infringement or breach of any industrial or intellectual property rights of such person by ViRexx which remains unsettled as of the date hereof, nor has ViRexx received any notice that the conduct of its business infringes any industrial or intellectual property rights, moral rights, privacy rights, or personality rights of any other person.

21. Tax Matters

(a)	For purposes of this Agreement, the following definitions shall apply:

(i)
The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, employment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which ViRexx is required to pay, withhold or collect.

(ii)	The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b)
All withholdings on account of Taxes or other applicable source deductions from any payments made to any non resident of Canada or to any employee, director or officer, for Goods and Services Taxes, or as otherwise required by applicable law have been properly made and remitted.

(c)
No material deficiencies exist or have been asserted with respect to Taxes or Returns of ViRexx. ViRexx is not a party to any material action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against ViRexx or any of their respective assets; no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of ViRexx.

22. Reporting Issuer Status and Principal Business Corporation

ViRexx is a “reporting issuer” in material compliance with all applicable securities laws of each of the provinces of Canada in which it is a reporting issuer and the ViRexx Common Shares are only listed on the TSXV.

23. Insurance

Policies of insurance in force as of the date hereof naming ViRexx as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of ViRexx. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby.

24. Disclosure

ViRexx has disclosed to AltaRex in writing any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViRexx, materially and adversely affects the ability of ViRexx to consummate the transactions contemplated hereby, or cause a Material Adverse Effect on ViRexx following completion of the Arrangement.

25. Litigation

Except as already disclosed to AltaRex herein regarding Capital West Securities, there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting ViRexx, at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic, or foreign, of any kind, nor to the best of its knowledge (after due inquiry) are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which can reasonably be expected to materially adversely affect the business, financial condition, operations, prospects, properties, assets or affairs of ViRexx.

SCHEDULE C
to the Arrangement Agreement dated as of October 15, 2004 between
ViRexx Medical Corp. and AltaRex Medical Corp.

As of the date hereof, AltaRex hereby represents and warrants to ViRexx as follows and acknowledges that ViRexx is relying upon these representations and warranties in connection with the entering into of this Agreement:

1. Organization and Qualification

AltaRex is a corporation duly organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted. AltaRex is duly registered to do business and is in good standing in each jurisdiction where the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on AltaRex taken as a whole.

2. Authority Relative to this Agreement

AltaRex has the requisite corporate authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by AltaRex’s board of directors, and no other corporate proceedings on the part of AltaRex are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by AltaRex and constitutes a legal, valid and binding obligation of AltaRex enforceable against AltaRex in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

3. No Violations

(a)
Except as previously disclosed in writing to ViRexx, neither the execution and delivery of this Agreement by AltaRex, the completion of the transactions contemplated hereby nor the fulfillment and compliance by AltaRex with any of the terms and provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent (other than the consent of its commercial banker), approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AltaRex or its subsidiaries under, any of the terms, conditions or provisions of (x) the AltaRex Governing Documents, or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which AltaRex is a party or to which it, or any of its properties or assets, may be subject or by which AltaRex is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to AltaRex (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of AltaRex taken as a whole or on the ability of AltaRex to consummate the transactions contemplated hereby).

(b)
Other than in connection with or in compliance with the provisions of Securities Laws: (i) there is no legal impediment to AltaRex’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by AltaRex in connection with the consummation of the transactions contemplated, except for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of AltaRex to consummate the transactions contemplated hereby.

4. Capitalization

The authorized share capital of AltaRex consists of an unlimited number of common shares of which only 51,896,936 common shares are issued and outstanding. As of the date hereof, 4,777,500 AltaRex Common Shares are issuable pursuant to the exercise of outstanding AltaRex Options and 6,850,000 AltaRex Common Shares are issuable pursuant to AltaRex Warrants (other than the United Convertible Note).
AltaRex also has outstanding a note payable of US $441,691 to United Therapeutics Corporation, which is convertible into AltaRex Common Shares at a price of US$0.50 per share at any time at the option of the holder. The Note bears interest at 6% per annum, interest is payable quarterly and is due in August 2005.

Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by AltaRex of any securities of AltaRex (including the AltaRex Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of AltaRex (including the AltaRex Common Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of AltaRex.

All outstanding AltaRex Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and all AltaRex Common Shares issuable upon exercise of outstanding AltaRex Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable.

5. No Material Adverse Change

Since September 30, 2004, AltaRex has not experienced any Material Adverse Change, nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change.

6. No Undisclosed Liabilities

Except for liabilities and obligations: (i) incurred in the ordinary course of business and consistent with past practice; (ii) disclosed in the financial statements of AltaRex which are filed in SEDAR; (iii) pursuant to the terms of this Agreement; or (iv) as disclosed in writing to ViRexx, AltaRex has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a balance sheet of AltaRex). All accounts payable and accrued liabilities have been disclosed in writing to ViRexx and will be paid and/or assumed by ViRexx.

7. Brokerage Fees

AltaRex has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated otherwise except in respect of a valuation and a fairness opinion provided by Orion Securities Inc.

8. Conduct of Business

Except as disclosed to ViRexx in writing, since September 30, 2004, AltaRex has not: (i) amended its articles, by-laws or other governing documents, including the AltaRex Governing Documents; (ii) made any change in its accounting principles and practices as previously applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained; and (iii) declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to shareholders.

Since September 30, 2004 AltaRex has conducted its business in all material respects in the ordinary course of business consistent with normal industry practice and has not taken any action that would be in violation of AltaRex’s ordinary and historical business practices, except for violations which would not have any material adverse effect on the business, operations or financial condition of AltaRex or that would not materially affect AltaRex’s ability to consummate the transactions contemplated hereby.

9. Subsidiaries

AltaRex’s only subsidiary is the AltaRex Subsidiary and all of the shares of such subsidiary are owned by AltaRex directly with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever. Further, no persons has any right, whether contractual or otherwise, to acquire any of the shares of such subsidiary from AltaRex or to acquire any of the unissued shares or other securities of such subsidiary. AltaRex has no liabilities, commitments, guarantees or any other obligations whatsoever to any person with respect to any liabilities, commitments or obligations of the AltaRex Subsidiary, including, but not limited to, any Officer Obligations.

10. Litigation

There are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting AltaRex, at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic, or foreign, of any kind, nor to the best of its knowledge (after due inquiry) are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which can reasonably be expected to materially adversely affect the business, financial condition, operations, prospects, properties, assets or affairs of AltaRex.

11. Reports and Financial Statements

(a)
AltaRex has filed on SEDAR true and complete copies of the Information Circular relating to AltaRex’s 2004 annual and special meeting of shareholders which describes the Plan of Arrangement pursuant to which it was formed and its quarterly interim statements to June 30, 2004. As of their respective dates, such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable Laws.

(b)
AltaRex Corp.’s audited financial statements as at and for the years ended December 31, 2002 and 2001 have been prepared in accordance with generally accepted accounting principles applicable in Canada on a consistent basis with prior periods (except: (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AltaRex Corp.’s independent accountants; or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present, in accordance with GAAP, the financial position, results of operations and changes in financial position of AltaRex as of the respective dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(c)
AltaRex will deliver to ViRexx as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by ViRexx as to which AltaRex makes no representation) to the extent that such reports or statements are required by applicable Laws, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all Applicable Laws. The financial statements of AltaRex Corp. or issued by AltaRex or to be included in such reports and statements (excluding any information therein provided by ViRexx, as to which AltaRex makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AltaRex’s independent accountants or (B) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of AltaRex as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments).

12. Books and Records

The minute books of AltaRex are and will at Closing be correct and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof. The books of account and other records, whether of a financial or accounting nature or otherwise, of AltaRex and its subsidiaries have been maintained in accordance with prudent business practices.

13. Data and Information

The data and information in respect of AltaRex and its assets, liabilities, business, operations and capital provided by AltaRex to ViRexx was and is accurate and correct in all material respects as at the respective dates thereof.

14. Environmental

Except as disclosed to ViRexx in writing, AltaRex is not aware of, nor has received, any order or directive which relates to environmental matters that would have any material adverse effect on the business, operations or financial condition of AltaRex and which requires any material work, repairs, construction, or capital expenditures; or any demand or notice with respect to the material breach of any environmental, health or safety law applicable to AltaRex or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

15. Compliance with Law

AltaRex has complied with and is in compliance with all laws and regulations except where such non-compliance would not, considered individually or in the aggregate, result in a Material Adverse Change in relation to AltaRex or materially affect the ability of AltaRex to consummate the transactions contemplated hereby, and is in compliance in all material respects with all Corporate Laws.

16. Material Agreements

All agreements, permits, licences, approvals, certificates and other rights and authorizations material to the conduct of AltaRex’s business are valid and subsisting and AltaRex is not in default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations where such default would have a Material Adverse Effect.

17. Employment Agreements

Particulars of the Officer Obligations and true and accurate copies of all written agreements between AltaRex and any of its employees, officers, directors and consultants have been provided to ViRexx, and AltaRex is not a party to any other written or verbal employment or consulting agreement which provides for payment to any officer, employee or consultant whatsoever by AltaRex on a change of control of AltaRex or severance of employment or a consulting arrangement.

18. Employee Benefit Plans

AltaRex currently has four employees. AltaRex does not have any existing employee benefit and/or bonus plans which will remain an obligation of AltaRex after Closing. There are no amounts payable under employee benefit and/or bonus plans other than with respect to the current four employees of AltaRex. All contributions (including premiums) required by law or contract under all employee benefit plans to and including September 30, 2004 have been paid or accrued as at that date.

19. No Guarantees

AltaRex is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation other than indemnity agreement with each director and officer of AltaRex.

20. No Repayments Owing

AltaRex is not a party to or bound by any agreement whereby any amounts advanced to it whether by way of grant, loan, royalty or otherwise obligate AltaRex to refund or repay such amounts other than as has been disclosed to ViRexx.

21. Intellectual Property

“Intellectual Property” means (i) trademarks, trade names, business names, brand names, domain names and service marks and all goodwill attached thereto; (ii) inventions, patents, pending patent applications, patent rights, designs, industrial design registrations and applications; (iii) rights in or to works of authorship, data, databases, and compilations in which copyright subsists, copyrights, copyright registrations and applications and all benefits of waivers of moral rights; (iv) know-how, trade secrets and confidential information; and (v) other intellectual property rights including personality rights, whether existing by law or equity or otherwise.
None of the Intellectual Property owned by AltaRex includes any provision whatsoever that limits or impairs AltaRex’s ability to consummate the Arrangement.
No person has made any written threat or provided any written claim asserting the invalidity, unenforceability or misuse of any Intellectual Property whether owned by or used by AltaRex and no person has made any written threat or provided any written claim of any infringement or breach of any industrial or intellectual property rights of such person by AltaRex which remains unsettled as of the date hereof, nor has AltaRex received any notice that the conduct of its business infringes any industrial or intellectual property rights, moral rights, privacy rights, or personality rights of any other person.

22. Tax Matters

(a)	For purposes of this Agreement, the following definitions shall apply:

(i)
The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, employment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which AltaRex or its subsidiary is required to pay, withhold or collect.

(ii)	The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b)
All withholdings on account of Taxes or other applicable source deductions from any payments made to any non resident of Canada or to any employee, director or officer, for Goods and Services Taxes, or as otherwise required by applicable law have been properly made and remitted.

(c)
No material deficiencies exist or have been asserted with respect to Taxes or Returns of AltaRex Corp. Neither AltaRex nor AltaRex Corp. is a party to any material action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against AltaRex or AltaRex Corp. or any of their respective assets; no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of AltaRex Corp. or AltaRex, as applicable.

23. Reporting Issuer Status and Principal Business Corporation

AltaRex is a “reporting issuer” in material compliance with all applicable securities laws of each of the provinces of Canada and the AltaRex Common Shares are only listed on the TSX.

24. Insurance

Policies of insurance in force as of the date hereof naming AltaRex as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of AltaRex. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby.

25. Disclosure

AltaRex has disclosed to ViRexx in writing any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AltaRex, materially and adversely affects the ability of AltaRex to consummate the transactions contemplated hereby, or cause a Material Adverse Effect on AltaRex following completion of the Arrangement.